Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (this “Agreement”) is entered into on February 6, 2013, effective as of February 11, 2013, by and between Avid Technology, Inc., a Delaware corporation (the “Company”), and Louis Hernandez, Jr. (“Executive”).

Agreement

In consideration of the mutual promises and covenants herein contained, and for other good and valuable consideration, Executive and the Company, intending to be legally bound, agree as follows:

Article 1. Services

1.1. Service. Commencing on February 11, 2013 (the “Effective Date”) and throughout the Term (as defined below), Executive shall serve as the Chief Executive Officer of the Company upon the terms and conditions set forth below.

1.2. Duties. During the Term, Executive agrees to perform such executive duties consistent with his position as may be assigned to him from time to time by the Board of Directors of the Company (the “Board” or “Board of Directors”) and to devote his full working time and attention to such duties. Following the Effective Date, Executive shall be permitted to continue his then-existing roles as an adviser, consultant, and/or board member for other companies. However, Executive shall not increase his formal responsibilities with respect to such companies, or take on new formal responsibilities with other companies, without prior Board approval.

1.3. No Conflicting Commitments. During the Term, Executive will not undertake any commitments, engage or have an interest in any outside business activities or enter into any consulting agreements which, in the good faith determination of the Board of Directors (excluding Executive), conflict with the Company’s interests or which might reasonably be expected to impair the performance of Executive’s duties as a full-time employee of the Company. Notwithstanding the foregoing, Executive may pursue personal interests (including, without limitation, industry, civic and charitable activities) and attend to his personal investments, so long as such activities do not interfere with the performance of his duties hereunder.

1.4. Board Membership. Executive shall continue as a member of the Board of Directors as of the Effective Date and shall serve as a member of the Board without additional compensation. During the Term, at each annual meeting of the Company’s stockholders at which Executive’s membership on the Board expires, the Company will nominate Executive to serve as a member of the Board. Executive’s service as a member of the Board will be subject to any required stockholder approval. Upon termination of Executive’s employment with the Company for any reason, unless the Board affirmatively requests that Executive remain on the Board, Executive will be deemed to have resigned from the Board voluntarily as of the last day of employment with the Company; and at the Board’s request, Executive will execute any documents necessary to reflect such resignation.

Article 2. Term

2.1. Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall expire on the fifth anniversary of the Effective Date unless the Term is:

2.1.1 extended pursuant to the provisions of this Section 2.1; or

2.1.2 terminated when Executive’s employment terminates pursuant to Section 4.1 hereof;

provided, however, that notwithstanding the foregoing, the Term shall continue to automatically be extended for periods of one (1) year so long as neither party provides written notice to the other of its intent to terminate by a date which is at least one hundred and eighty (180) days prior to the then-current expiration date of this Agreement, and, provided further, that (i) in the event that a Change-in-Control of the Company (as defined in Section 4.2.2) should occur during the twelve (12) months prior to the end of the then-current Term and Executive is still an employee of the Company at that time, then the Term shall be deemed to expire no earlier than the date that is twelve (12) months after the date of such Change-in-Control of the Company, (ii) in the event a Potential Change-in-Control Period (as defined in Section 4.2.6) exists within the twelve (12) months prior to the end of the then-current Term and Executive is still an employee of the Company as of that date, the Term shall be deemed to expire no earlier than the date that is twelve (12) months after the commencement of such Potential Change-in-Control Period and (iii) the expiration of the Term shall not adversely affect Executive’s rights under this Agreement which have accrued prior to such expiration (including, for the avoidance of doubt, all severance pay, benefits and other rights that accrue under Article 4 as a result of termination of Executive’s employment before the last day of the Term). For the avoidance of doubt, if a Potential Change-in-Control Period shall commence in the twelve (12) months prior to the end of the then-current Term and a Change-in-Control of the Company shall also occur during such twelve (12) month period, and if Executive is still an employee of the Company on the date of the Change-in-Control of the Company, the Term shall be deemed to expire no earlier than twelve (12) months after the date of such Change-in-Control. Unless the services of Executive have terminated prior to or upon the end of the Term in accordance with the provisions of this Agreement, from and after the end of the Term, Executive shall be an employee-at-will.

Article 3. Payments

3.1. Base Compensation. During the Term, the Company shall pay Executive an annual base salary (the “Base Salary”) of Six Hundred and Fifty Thousand Dollars ($650,000), payable in regular installments in accordance with the Company’s usual payment practices. The Base Salary shall be reviewed by the Board of Directors’ Compensation Committee at least annually and increased (but not decreased) accordingly at the discretion of the Compensation Committee.

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3.2. Incentive Payments. Commencing with the Company’s fiscal year ending December 31, 2013 and thereafter during the remainder of the Term, Executive shall be eligible to participate in an annual performance bonus plan pursuant to which he shall be eligible to receive a target annual bonus (the “Annual Incentive Bonus”) equal to One Hundred percent (100%) of his then Base Salary for full attainment of his performance objectives (which may include company-wide objectives), with a maximum annual bonus equal to Two Hundred percent (200%) of his then Base Salary for extraordinary performance on all or nearly all of his performance objectives. The amount of Executive’s Annual Incentive Bonus, if any, shall be based on the degree to which Executive’s performance objectives for a fiscal year have been met. The Compensation Committee of the Board (after discussion with the Executive and receiving input from the Board) shall establish Executive’s performance objectives for fiscal year 2013 in writing as soon as practicable after the Effective Date. Thereafter, during the Term, Executive’s performance objectives for each fiscal year shall be established by the Compensation Committee of the Board (after discussion with Executive) during Executive’s annual performance review; provided, that in no event shall the percentages set forth in this Section 3.2 to be used in calculating Executive’s Annual Incentive Bonus be reduced. The Compensation Committee of the Board shall determine, for each fiscal year, the extent to which Executive’s performance objectives for such fiscal year have been attained and the corresponding amount of the Annual Incentive Bonus, if any, for such fiscal year. Any Annual Incentive Bonus earned by Executive with respect to a fiscal year shall be paid to him promptly after the filing of the Company's Annual Report on Form 10-K for such fiscal year but in no event later than 2.5 months after the end of such fiscal year. The amount of, and Executive’s entitlement to receive, the Annual Incentive Bonus for a fiscal year shall be determined without regard to whether Executive is employed on the date that such Annual Incentive Bonus is payable.

3.3. Equity Grant.

3.3.1. Option Grant. Effective as of the Effective Date, pursuant to a stock option agreement, Executive will be awarded an option to purchase Seven Hundred Twenty-Five Thousand (725,000) shares of Avid Technology, Inc. common stock (the “Stock Option”). The exercise price will be the closing price of the stock on the Effective Date (the “Start Price”).

a) One Hundred Thousand (100,000) shares of the Stock Option will vest on a time-based schedule in equal 6.25% increments every three months, with the first vesting date on May 11, 2013 and the last vesting date on February 11, 2017, as long as Executive is employed by the Company on each such vesting date.

b) Six Hundred Twenty-Five Thousand (625,000) shares of the Stock Option (the "ROE Option Shares") will vest in accordance with the following table, based upon improvement in the Company's Return on Equity, or ROE (as defined below), in calendar year periods, commencing with calendar year 2013.  Improvements for each calendar year shall be measured against a baseline ROE for the 12-month period ended December 31, 2012 ("Baseline").

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ROE Percentage Point Improvement in Calendar Year Compared to Baseline	Percentage of ROE Option Shares to Vest
14%	100%
12%	90%
10%	75%
8%	60%
6%	45%
4%	30%
2%	15%
0%	0%

The Board (excluding Executive if he is a member of the Board) shall make the final determination of ROE and the ROE percentage point improvement for purposes hereof for each calendar year no later than the 1st day of March following the end of such calendar year.  The determination of ROE shall be derived upon the Company's audited financial statements for the applicable calendar year and the unaudited financial statements for the Baseline period.  The ROE Option Shares, if any, that are not vested at the end of the seventh calendar year shall be forfeited.

For the avoidance of doubt, the vested percentage at any time shall not be less than the vested percentage at any prior time. For example, if ROE for 2013 is 4% above the Baseline, 30% of the ROE Option will be vested; if ROE for 2014 is only 2% above the Baseline, the vested percentage shall remain 30%; and if ROE for 2015 is 6% above the Baseline, the vested percentage shall increase to 45% and shall not thereafter be reduced.

"Return on Equity" or "ROE" shall be determined using the Company's non-GAAP net income as published in an earning release, adding the provision for income taxes and subtracting the non-GAAP related tax adjustments for the applicable period and dividing by the average common stockholder equity during the same period.

3.3.2. Restricted Stock Unit Grant. Effective as of the Effective Date, pursuant to a restricted stock unit agreement, Executive will be granted One Hundred Thousand (100,000) restricted stock units (the “Restricted Stock Unit Grant”), which will vest as to 25% of the units on February 11, 2014 and in equal 6.25% increments every three months thereafter, commencing on May 11, 2014, until fully vested on February 11, 2017, as long as Executive is employed by the Company on each such vesting date.

3.3.3. Representation Regarding Grant Date. The Company represents and warrants that the Company has taken all corporate action necessary to create legally binding rights on the part of Executive, as of the Effective Date, to the Stock Option and the Restricted Stock Unit Grant and that the Effective Date is the grant date for all purposes, including (without limitation) for purposes of Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”).

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3.3.4. Covenant Regarding Registration. The Company warrants that the shares of stock of the Company covered by the Stock Option and the Restricted Stock Unit Grant have been registered under the Securities Act of 1933, as amended, by filing a registration statement or statements on Form S-8. The Company shall use its best efforts to maintain the effectiveness of such registration statement or statements for so long as the Stock Option and Restricted Stock Unit Grant are in effect and for so long as any of the shares of stock covered by the Stock Option and Restricted Stock Unit Grant remain outstanding.

3.4. Benefits; Expenses. During the Term, the Company shall provide Executive and his dependents with medical insurance and such other cash and noncash benefits, on the same terms and conditions, as amended from time to time, as are generally made available by the Company to its full-time executive officers. Executive shall be entitled to six (6) weeks of paid vacation per year. The Company shall pay, or reimburse Executive for, all business expenses incurred by Executive which are related to the performance of Executive's duties, subject to timely submission by Executive of payment or reimbursement requests and appropriate documentation, in accordance with the Company’s reimbursement policies.

3.5. Participation in Equity Incentive Plans. During the Term, in addition to the Stock Option and Restricted Stock Unit Grant, Executive shall be entitled to participate in the Company’s stock incentive plans to the extent and in the manner determined by the Board of Directors in its absolute discretion.

3.6. Relocation. Executive agrees to purchase or otherwise arrange for long-term accommodations in the Greater Boston area no later than September 30, 2013. In lieu of reimbursing relocation expenses, the Company shall make a one-time payment to Executive, as soon as practicable following the Effective Date, of $365,000.

3.7. Corporate Apartment Near California Office. The Company shall procure a furnished corporate apartment near the Company’s office in Daly City, California. Executive shall be permitted to use such apartment for business-related visits to California.

3.8. One-Time Bonus. On the Effective Date, the Company shall pay Executive a bonus of Four Hundred Thirty-Five Thousand Dollars ($435,000) (the "Signing Bonus"). If Executive’s employment with the Company is terminated prior to the first anniversary of the Effective Date pursuant to either Section 4.1.3 or Section 4.1.5, Executive hereby authorizes the Company to deduct the amount of the Signing Bonus from monies otherwise due to him and to the extent that the bonus is not so repaid in full, he agrees to pay the remaining amount to the Company within 60 days after the effective date of the termination of his employment.

Article 4. Termination

4.1. Termination. Executive’s employment hereunder shall terminate upon the occurrence of any of the following events:

4.1.1. Immediately upon Executive’s death;

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4.1.2. The termination of Executive’s employment by the Company for Disability (as defined below), to be effective immediately upon delivery of notice thereof;

4.1.3. The termination of Executive’s employment by the Company for Cause (as defined below), to be effective immediately upon delivery of notice thereof;

4.1.4. The termination of Executive’s employment by the Company, without Cause and not as a result of Executive’s death or Disability, to be effective 30 days after the Company delivers written notice thereof to Executive;

4.1.5. The termination of Executive’s employment by Executive without Good Reason (as defined below) to be effective 30 days after Executive delivers written notice thereof from Executive to the Company; or

4.1.6. The termination of Executive’s employment by Executive with Good Reason (as defined below), to be effective as set forth below.

4.2. For purposes of this Agreement, the following definitions shall apply:

4.2.1. “Cause” shall mean (i) Executive’s willful and material failure to perform (other than by reason of death or illness or other physical or mental incapacity) his duties and responsibilities as assigned by the Board in accordance with Section 1.2 above, which is not remedied after 30 days’ written notice from the Board (if such failure is susceptible to cure), (ii) a material breach of any of the provisions of this Agreement or any other material written agreement (including the Company’s employee nondisclosure and invention assignment agreement) between Executive and the Company, which is not substantially cured after 10 days’ written notice from the Board (if such breach is susceptible to cure), (iii) Executive’s material violation of a material Company policy (for purposes of this clause, the Company’s Conflicts of Interest policy shall be deemed a material policy), which is not cured after 10 days’ written notice from the Board (if such violation is susceptible to cure), (iv) fraud, embezzlement or other material dishonesty with respect to the Company, (v) conviction of a crime constituting a felony (which shall not include any crime or offense related to traffic infractions or as a result of vicarious liability) or conviction of any other crime involving fraud, dishonesty or moral turpitude or (vi) failing or refusing to cooperate, as reasonably requested in writing by the Board, in any internal or external investigation of any matter in which the Company has a material (financial or otherwise) in the outcome of the investigation, if such failure is not cured after 30 days’ written notice from the Board.

4.2.2. “Change-in-Control of the Company” shall be deemed to have occurred only if any of the following events occur:

a) The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 4.2.2, the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition pursuant to a transaction which satisfies the criteria set forth in clauses (A) and (B) of Section 4.2.2(c); or

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b) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequently to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the operating assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 40% of, respectively, the then-outstanding shares of common stock (or other equity interests, in the case of an entity other than a corporation), and the combined voting power of the then-outstanding voting securities of the corporation or other entity resulting from such Business Combination (which as used in this Section 4.2.2(c) shall include, without limitation, a corporation or other entity which as a result of such transaction owns all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (B) no Person (excluding any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock (or other equity interests, in the case of an entity other than a corporation) of the corporation or other entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation or other entity;

provided, however, that as used in Section 4.3 and Article 5, a “Change-in-Control of the Company” shall be deemed to occur only if any of the foregoing events occur and such event that occurs is a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” as defined in Treasury Reg. § 1.409A-3(i)(5).

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4.2.3. “Date of Termination” shall mean the date of Executive’s “separation from service” with the Company, as determined under Treasury Reg. § 1.409A-1(h).

4.2.4. “Disability” shall mean Executive’s absence from the full-time performance of his duties with the Company for more than 180 days during a 365 day period as a result of incapacity due to mental or physical illness, as a result of which Executive is deemed “disabled” by the institution appointed by the Company to administer its long-term disability plan (or any successor plan).

4.2.5. “Good Reason” shall mean any material breach of this Agreement by the Company and/or the occurrence of any one or more of the following without Executive’s prior express written consent: (i) a material diminution in Executive’s authority, duties or responsibility from those in effect as of the Effective Date (including, without limitation, the removal or failure to reappoint Executive to the Board at any time during the Term); (ii) a requirement that Executive report to any person or entity other than the Board; (iii) in connection with a Change-in-Control of the Company (or in connection with any other Business Combination, as defined in Section 4.2.2(c), or any other transfer or other disposition of the Company’s stock, without regard to whether such Business Combination or transfer of the Company’s stock qualifies as a Change-in-Control of the Company), in which either the Company is not the surviving entity or the stock or assets of the Company are acquired by another entity, Executive not being appointed as Chief Executive Officer and member of the Board of the surviving or acquiring entity; (iv) a material change in Executive’s office location (it being agreed that as of the Effective Date such office location shall be deemed to be Burlington, Massachusetts); provided, however, that a termination for Good Reason by Executive can occur only if (a) Executive has given the Company a notice of the existence of a condition giving rise to Good Reason within 90 days after the initial occurrence of the condition giving rise to Good Reason and (b) the Company has not cured the condition giving rise to Good Reason within 30 days after receipt of such notice. A termination for Good Reason shall occur 30 days after the end of such 30-day cure period.

4.2.6. A “Potential Change-in-Control Period” shall be deemed to exist (A) commencing upon the date on which the Company shall have announced that it has entered into a merger, acquisition or similar agreement, the consummation of which would result in the occurrence of a Change-in-Control of the Company and ending on the earlier of (x) the date on which the transaction governed by such agreement has been consummated or (y) the date on which the Company shall have announced that it has terminated such agreement, or (B) commencing on the date on which any Person (as defined in Section 4.2.2(a)) shall publicly announce an intention to take actions which if consummated would constitute a Change-in-Control of the Company and ending on the earlier of (x) the date on which such actions have caused the consummation of a Change-in-Control of the Company or (y) the date on which such Person shall publicly announce the termination of its intentions to take such actions.

4.2.7. “Pro Ration Percentage” shall mean the amount, expressed as a percentage, equal to the number of days in the then current fiscal year through the date that Executive’s employment with the Company terminates, divided by 365.

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4.2.8. “Termination Bonus Amount” shall mean the greater of (i) Executive’s highest Annual Incentive Bonus earned in the two most recent full fiscal years preceding the Date of Termination, or (ii) One Hundred Percent (100%) of Executive’s Base Salary in effect as of the Date of Termination.

4.3. Adjustments Upon Termination.

4.3.1. Death or Disability. If during the Term, Executive’s employment with the Company terminates pursuant to Section 4.1.1 or Section 4.1.2, subject to Section 4.6, the Company shall pay to Executive or Executive’s heirs, successors or legal representatives, as the case may be, (i) any accrued but unpaid Base Salary through the date Executive’s employment with the Company terminates, plus (ii) any accrued but unused vacation pay plus (iii) an amount equal to Executive’s annual Base Salary in effect as of the Date of Termination (less, in the case of a termination of employment as a result of Disability, the amount of any payments owed to Executive under any long-term disability plan of the Company for the first 12 months after the Date of Termination). Such amount shall be paid in a lump sum within five (5) days after the Date of Termination. Notwithstanding any provision to the contrary in any Company stock plan, or under the terms of any grant, award agreement or form for exercising any right under any such plan (including, without limitation, the agreements evidencing the Stock Option and the Restricted Stock Unit Grant), any stock options, restricted stock unit awards, stock appreciation rights or other equity participation rights held by Executive as of the date of death or Disability shall become exercisable or vested, as the case may be, with respect to all time-based awards as to an additional number of shares equal to the number that would have been exercisable or vested as of the end of the 12 month period immediately following the date of death or Disability (as if Executive had remained employed by the Company until the end of such 12-month period). In addition, Executive shall be eligible for a pro-rated portion of any performance-based vesting awards that have not vested as of such date of death or Disability, determined based on the Company’s actual performance through the end of the performance period.

4.3.2. With Cause or Without Good Reason. If Executive’s employment with the Company terminates pursuant to Section 4.1.3 or Section 4.1.5, (a) all payments and benefits provided to Executive under this Agreement shall cease as of the date Executive’s employment with the Company terminates, except that Executive shall be entitled to any amounts earned, accrued or owing but not yet paid under Section 3.1, any accrued but unused vacation pay and any benefits due in accordance with the terms of any applicable benefits plans and programs of the Company, and (b) Executive shall forfeit the portion of any stock options and restricted stock unit awards that is not vested as of the Date of Termination.

4.3.3. Without Cause or with Good Reason Other than during a Potential Change-in-Control Period or After a Change-in-Control of the Company. If Executive’s employment with the Company terminates pursuant to Section 4.1.4 or Section 4.1.6, other than during a Potential Change-in-Control period or within 12 months after a Change-in-Control of the Company, subject to Section 4.6:

a) unless otherwise required by law to be paid on a different date, within five (5) days following the Date of Termination, the Company shall pay Executive in a lump sum in cash the sum of (i) any accrued but unpaid Base Salary through the date Executive’s employment with the Company terminates, plus (ii) the Annual Incentive Bonus for the fiscal year preceding the fiscal year in which Executive’s employment with the Company terminates, if unpaid, plus (iii) any accrued but unused vacation pay;

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b) the Company shall pay Executive, as severance pay, an amount equal to his annual Base Salary in effect as of the Date of Termination. Such amount shall be paid in a lump sum within five (5) days after the release of claims described in Section 4.6 becomes effective, provided however, that payment shall in any event be made no later than the last day of the “applicable 2½ month period” prescribed by Treas. Reg. § 1.409A-1(b)(4)(i);

c) the Company shall pay Executive incentive compensation for the fiscal year in which the termination of Executive’s employment with the Company occurs in the amount of the Termination Bonus Amount (as defined above) multiplied by the sum of One Hundred Percent (100%) plus the Pro Ration Percentage; such payment will be made at the same time as the severance payment required by paragraph b), above;

d) if Executive is eligible to receive and elects to continue receiving any group medical and dental insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall pay to Executive the following amount for each month that starts after the Date of Termination and on or before the earliest of (x) the first anniversary of the Date of Termination, (y) the date Executive’s coverage ends by reason of failure to pay the required premium or (z) the date on which Executive becomes eligible to receive group medical and dental insurance benefits from another employer that are substantially equivalent (including, without limitation, equivalent as to benefits, premium costs and co-pay amounts) to those provided by the Company as of the Date of Termination: 167 percent of the excess of (i) the total monthly premium for the coverage that Executive elects to receive over (ii) the monthly amount that the Company requires its Chief Executive Officer to pay for such coverage. Subject to Section 4.5 (Section 409A provisions), the payment for each month shall be made during such month. Executive agrees to notify the Company in writing promptly upon becoming eligible to receive the group medical and dental insurance described in clause (z) of the immediately preceding sentence from another employer;

e) the Company shall provide Executive, at the Company’s sole cost, with full executive outplacement assistance with an agency selected by Executive (and reasonably satisfactory to the Company), provided that no outplacement benefits shall be provided after the end of the second calendar year following the calendar year in which the Date of Termination occurs;

f) notwithstanding any provision to the contrary in any Company stock plan, or under the terms of any grant, award agreement or form for exercising any right under any such plan (including, without limitation, the agreements evidencing the Stock Option and the Restricted Stock Unit Grant), any stock options, restricted stock unit awards, stock appreciation rights or other equity participation rights held by Executive as of the date Executive’s employment with the Company terminates shall become exercisable or vested, as the case may be, with respect to all time-based vesting awards as to an additional number of shares equal to the number that would have been exercisable or vested as of the end of the 12 month period immediately following the date Executive’s employment with the Company terminates (as if Executive had remained employed by the Company until the end of such 12-month period), and

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g) Executive shall be entitled to exercise any such options or other awards or equity participation rights until 12 months after the date Executive’s employment with the Company terminates (but not after the latest expiration date prescribed by the applicable award agreement), but all performance-based vesting awards that have not vested as of the end of the fiscal year in which Executive’s employment with the Company terminates (determined based on actual performance) shall be forfeited as of such date. No other payments or benefits shall be due under this Agreement to Executive, but Executive shall be entitled to any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

4.3.4. Without Cause or with Good Reason After a Change-in-Control of the Company. If, within 12 months after a Change-in-Control of the Company, Executive shall terminate Executive’s employment pursuant to Section 4.1.6 or the Company shall terminate Executive’s employment pursuant to Section 4.1.4, then in any such event, subject to Section 4.6:

a) Unless otherwise required by law to be paid on a different date, the Company shall pay Executive the following amounts as severance pay (and without regard to the provisions of any benefit plan) in a lump sum in cash within five (5) days after the release of claims described in Section 4.6 becomes effective (and no later than the last day of the “applicable 2½ month period” prescribed by Treas. Reg. § 1.409A-1(b)(4)(i)):

(i) the sum of (A) Executive’s accrued but unpaid Base Salary through the date Executive’s employment with the Company terminates, plus (B) the Annual Incentive Bonus for the fiscal year preceding the fiscal year in which Executive’s employment with the Company terminates, if unpaid, (C) the product of (x) Executive’s Termination Bonus Amount, and (y) One Hundred Percent (100%) plus the Pro Ration Percentage, plus (D) any accrued but unused vacation pay; and

(ii) the amount equal to one and a half (1.5) times the sum of (i) Executive’s Base Salary in effect as of the date Executive’s employment with the Company terminates, plus (ii) Executive’s Termination Bonus Amount.

b) if Executive is eligible to receive and elects to continue receiving any group medical and dental insurance coverage under COBRA, the Company shall pay to Executive the amount described in Section 4.3.3(d), above, for each month that starts after the Date of Termination and on or before the earliest of (x) the date that is eighteen (18) months after the Date of Termination, (y) the date Executive’s coverage ends by reason of failure to pay the required premium or (z) the date on which Executive becomes eligible to receive group medical and dental insurance benefits from another employer that are substantially equivalent (including, without limitation, equivalent as to benefits, premiums and co-pay amounts) to those provided by the Company as of the Date of Termination (Executive agrees to notify the Company in writing promptly upon becoming eligible to receive such group medical and dental insurance from another employer);

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c) notwithstanding anything to the contrary in any Company stock plan, or under the terms of any grant, award agreement or form for exercising any right under such plan (including, without limitation, the agreements evidencing the Stock Option and the Restricted Stock Unit Grant), all outstanding stock options, restricted stock unit awards, stock appreciation rights and other equity participation rights then held by Executive with respect to the common stock of the Company (or securities exchanged for such common stock in connection with the Change-in-Control of the Company) shall immediately become fully vested and exercisable, and Executive shall be entitled to exercise any such options or other awards or equity appreciation rights until 18 months after the date Executive’s employment with the Company terminates (but not after the latest expiration date prescribed by the applicable award agreement); and

d) the Company shall provide Executive, at the Company’s sole cost, with full executive outplacement assistance with an agency selected by Executive (and reasonably satisfactory to the Company), provided that no outplacement benefits shall be provided after the end of the second calendar year following the calendar year in which Date of Termination occurs.

4.3.5. Without Cause or with Good Reason During a Potential Change-in-Control Period. If, during the existence of a Potential Change-in-Control Period, Executive shall terminate Executive’s employment pursuant to Section 4.1.6 or the Company shall terminate Executive’s employment pursuant to Section 4.1.4, then in any such event, subject to Section 4.6, Executive shall receive the payments, benefits and rights set forth in Section 4.3.4.

4.4. Excess Parachute Payments.

4.4.1. Notwithstanding any other provisions of this Agreement, in the event that (a) any payment or benefit received or to be received by Executive (including any payment or benefit received or to be received in connection with a Change-in-Control or the termination of Executive's employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the "Total Payments") is reasonably likely to be treated as a “parachute payment” (as defined in Section 280G(b)(2) of the Code) and (b) Executive’s forfeiture of payments due would result in the aggregate after-tax amount that Executive receives being greater than the aggregate after-tax amount he would receive if there were no such forfeiture, then payments otherwise required by this Agreement that do not constitute deferred compensation within the meaning of Section 409A of the Code shall be reduced (if necessary, to zero) to the extent necessary to ensure that Executive does not receive a “parachute payment” under Section 280G(b)(2) of the Code. To the extent permitted by Section 409A of the Code, Executive may elect to have noncash amounts reduced (or eliminated) prior to any reduction of any cash amounts.

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4.4.2 For purposes of this limitation, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a "payment" within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to Executive and selected by the accounting firm which was, immediately prior to the Change-in-Control, the Company's independent auditor (the "Auditor"), does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, including by reason of Section 280G(b)(4)(A) of the Code, (iii) payments shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(B) of the Code or are otherwise not treated as “parachute payments” under Section 280G(b)(2) of the Code, in the opinion of Tax Counsel, and (iv) the value of any noncash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

4.5. Section 409A.

4.5.1. Each payment to Executive under this Article 4 shall be treated as a separate payment for purposes of Section 409A of the Code. Payments hereunder shall first be made from the portion that does not consist of nonqualified deferred compensation until it is exhausted and then shall be made from the portion, if any, that does constitute nonqualified deferred compensation. If Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code, the commencement of the delivery of any payments that constitute nonqualified deferred compensation will be delayed to the earlier of (a) date that is six (6) months and one (1) day after Executive’s Date of Termination or (b) a date determined by the Company that is within thirty (30) days after Executive’s death (the “Earliest Payment Date”). Any payments that are delayed pursuant to the preceding sentence shall be paid on the Earliest Payment Date. The determination of whether, and the extent to which, any of the payments to be made to Executive hereunder are nonqualified deferred compensation shall be made after the application of all applicable exclusions under Treasury Reg. § 1.409A-1(b)(4) and (9). Any payments that are intended to qualify for the exclusion for separation pay due to involuntary separation from service set forth in Treasury Reg. § 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year of Executive following the taxable year of Executive in which Executive’s employment with the Company terminates. Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A of the Code until Executive has incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year.

4.5.2. The parties acknowledge and agree that the interpretation of Section 409A of the Code and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits and payments required by this Agreement are intended to be exempt from Section 409A of the Code or to comply with the requirements of Section 409A of the Code, and this Agreement shall be administered, construed, and interpreted consistent with such intent. If, however, any such benefit or payment is nevertheless deemed to not comply with Section 409A of the Code, the Company and Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A of the Code will not apply or (ii) compliance with Section 409A of the Code will be achieved; provided, however, that any resulting renegotiated terms shall provide to Executive the after-tax economic equivalent of what otherwise has been provided to Executive pursuant to the terms of this Agreement; provided further, that any deferral of payments or other benefits shall be only for such time period as may be required to comply with Section 409A; and provided, further, that payments or other benefits that occur as a result of the application of this Section 4.5.2 shall themselves be exempt from or comply with Section 409A of the Code.

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4.6. Release. In order to be eligible to receive any of the payments or benefits under Sections 4.3.3, 4.3.4 or 4.3.5, Executive (or his personal representative, if applicable) shall be required to execute and deliver to the Company (without subsequent revocation) and allow to become effective and unrevoked, within sixty (60) days after the Date of Termination or such shorter period as the Company then provides, a binding severance and mutual release agreement in a form provided by and reasonably satisfactory to the Company which shall contain a release of claims by Executive substantially in the form attached hereto as Exhibit A.

Article 5. Non-Competition and Non-Solicitation

5.1. Non-Competition and Non-Solicitation. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and accordingly agrees that while Executive is employed by the Company and the following period: (a) one year after the date Executive’s employment with the Company terminates, in the case of a termination other than within 12 months after a Change-in-Control of the Company, or (b) 18 months after the date Executive’s employment with the Company terminates, in the case of a termination within 12 months after a Change-in-Control of the Company:

5.1.1. Executive will not perform services for or own an interest in (except for investments of not more than five percent (5%) of the total outstanding shares or other equity interests of a company or entity in which Executive does not actively participate in management) any firm, person or other entity that competes in any geographic area with the Company in the business of the development, manufacture, promotion, distribution or sale of professional or consumer film, video or audio production tools, including, but not limited to, editing, special effects, 3D, animation, live sound, broadcast or newsroom products or systems, content-creation tools, media storage or other business or services in which the Company is engaged or plans (as evidenced by consideration by the Company’s executive staff or by the Board) to engage at the time Executive’s employment with the Company terminates.

5.1.2. Executive will not directly or indirectly assist others in engaging in any of the activities in which Executive is prohibited to engage by Section 5.1.1.

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5.1.3. Executive will not directly or indirectly either alone or in association with others (a) solicit, or permit any organization directly or indirectly controlled by Executive to solicit, any employee of the Company to leave the employ of the Company, or (b) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by Executive to solicit for employment, hire or engage as an independent contractor, any natural person who is then employed by the Company at any time. This Section 5.1.3 (i) shall not apply to the solicitation, hiring or engagement of any individual whose employment with the Company has been terminated or whose engagement to the Company as an independent contractor has been terminated and (ii) shall not apply to the solicitation, hiring or engagement of any individual arising from such individual’s affirmative response to a general recruitment effort carried out through a public solicitation or a general solicitation.

5.1.4. Executive will not directly or indirectly either alone or in association with others solicit, or permit any organization directly or indirectly controlled by Executive to solicit, any current or future customer or supplier of the Company to cease doing business in whole or in part with the Company or otherwise adversely modify his, her or its business relationship with the Company.

5.2. Reasonableness of Restrictions. It is expressly understood and agreed that (a) although Executive and the Company consider the restrictions contained in this Article 5 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Article 5 is unenforceable, such restriction shall not be rendered void but shall be deemed to be enforceable to such maximum extent as such court may judicially determine or indicate to be enforceable and (b) if any restriction contained in this Agreement is determined to be unenforceable and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

5.3. Remedies for Breach. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 5 would be inadequate and, in recognition of this fact, Executive expressly agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining orders, temporary or permanent injunctions or any other equitable remedy which may then be available.

Article 6. Miscellaneous

6.1. Indemnification.

6.1.1. Executive shall be entitled to indemnification as set forth in Article Eleventh of the Company’s Certificate of Incorporation, a copy of which has been provided to Executive.

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6.1.2. A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the Term and thereafter until at least the fourth anniversary of the date this Agreement is terminated for any reason, providing coverage to Executive that is no less favorable to him in any respect (including, without limitation, with respect to scope, exclusions, amounts, and deductibles) than the coverage then being provided to any other present or former officer or director of the Company.

6.2. Counsel Fees. The Company shall pay to Executive reimbursement for all legal fees and expenses incurred by Executive in disputing in good faith any issue hereunder relating to the termination of Executive’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement Such reimbursement payments shall be made within 15 days after delivery of Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require. Executive’s written requests for payment must be delivered to the Company within one hundred and twenty (120) days after Executive incurs such fees or expenses.

6.3. No Mitigation. The Company agrees that, except as specifically set forth in Section 4.3.3(d) and Section 4.3.4(b) regarding payments during the COBRA period, (i) if Executive's employment is terminated during the term of this agreement, Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by the Company and (ii) the amount of any payment provided hereunder shall not be reduced by any compensation earned by Executive.

6.4. Obligation of Successors. Any successor to substantially all of the Company’s assets and business, whether by merger, consolidation, purchase of assets or otherwise, shall succeed to the rights and obligations of the Company hereunder. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its assets and business or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

6.5. Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given (i) when delivered in person, (ii) on the third business day after mailing by registered or certified mail, postage prepaid, (iii) on the next business day after delivery to an air courier for next day delivery, paid by the sender, or (iv) when sent by telecopy or facsimile transmission during normal business hours (9:00 a.m. to 5:00 p.m.) where the recipient is located (or if sent after such hours, as of commencement of the next business day), followed within 24 hours by notification pursuant to any of the foregoing methods of delivery, in all cases addressed to the other party hereto as follows:

If to the Company:

Avid Technology, Inc.

75 Network Drive

Burlington, MA 01803

Attention: General Counsel

Facsimile: (978) 548-4639

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or by email to the Company's General Counsel at his or her then-current email address.

If to Executive:

at the latest address or email address on the personnel records of the Company or at such other address or email address as either party shall designate to the other in accordance with this Section 6.5.

6.6. Survival. The respective rights and obligations of the parties under this Agreement shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations. Notwithstanding the termination of this Agreement or Executive’s services hereunder for any reason, Article 5 shall survive any such termination.

6.7. Complete Agreement; Amendments. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements between the parties with respect to the subject matter hereof. This Agreement may not be modified or amended except upon written amendment approved by the Compensation Committee of the Board, and executed by a duly authorized officer of the Company and by Executive. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any time prior or subsequent time.

6.8. Applicable Law. This Agreement shall be interpreted in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof) and the parties hereby submit to the jurisdiction of the courts of that state.

6.9. Waiver of Jury Trial. Executive hereby irrevocably waives any right to a trial by jury in any action, suit, or other legal proceeding arising under or relating to any provision of this Agreement.

6.10. Severability. If any non-material provision of this Agreement shall be held invalid or unenforceable, it shall be deemed to be deleted or qualified so as to be enforceable or valid to the maximum extent permitted by law, and the remaining provisions shall continue in full force and effect.

6.11. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, assigns and personal representatives, except that the duties, responsibilities and rights of Executive under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive, except to the extent that the rights of Executive hereunder may be enforceable by his heirs, executors, administrators or legal representatives. If Executive should die while any amounts would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there be no such designee, to Executive’s estate.

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6.12. Captions. Captions of sections have been added only for convenience and shall not be deemed to be a part of this Agreement.

6.13. Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

6.14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one in the same instrument.

6.15. Further Assurances. Each party hereto agrees to furnish and execute such additional forms and documents, and to take such further action, as shall be reasonable and customarily required in connection with the performance of this Agreement or the payment of benefits hereunder.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first above written.

Company

/s/ Jason A. Duva
Jason A. Duva
VP, General Counsel & Corporate Secretary

Executive

/s/ Louis Hernandez
Louis Hernandez

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EXHIBIT A

MUTUAL RELEASE OF CLAIMS PROVISIONS

This General Release of Claims (the "General Release") is being executed by Avid Technology, Inc. (the “Company”) and Louis Hernandez, Jr. ("Executive"), for and in consideration of certain amounts payable under the Executive Employment Agreement (the "Agreement") entered into between him and the Company as of February 11, 2013. The Company and Executive agree as follows:

The Company, on behalf of itself, its affiliates and its subsidiaries (collectively, the “Affiliated Entities”), hereby releases and forever discharges Executive, and Executive’s spouse and child or children (if any), Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns (the “Executive’s Released Parties”) from to any and all complaints, claims, demands, lawsuits, actions, and causes of actions which the Company or any Affiliated Entity has or may have against each of the Executive’s Released Parties (whether individually or collectively) by reason of any event, matter, cause or thing which has occurred prior to the date this General Release is executed by the Company arising from or related to his employment and other service with and to the Company. The Company (on behalf of itself and the Affiliated Entities) further hereby irrevocably and unconditionally waives any and all rights to recover any relief and damages concerning the claims that are lawfully released in this Paragraph. The Company represents and warrants that neither the Company nor any Affiliated Entity has previously filed or joined in any such claims against any Executive’s Released Party, and that neither the Company nor any Released Party has given or sold any portion of any claims released herein to anyone else, and that the Company will indemnify and hold harmless the Executive’s Released Parties from all liabilities, claims, demands, costs, expenses and/or attorneys' fees incurred as a result of any such assignment or transfer.

Executive, on behalf of himself and his agents, heirs, executors, administrators, successors and assigns, hereby releases and forever discharges the Company, and any and all of the affiliates, stockholders, officers, directors, employees, agents, counsel, and successors and assigns of the Company, from any and all complaints, claims, demands, damages, lawsuits, actions, and causes of action which he has or may have against any one or more of them by reason of any event, matter, cause or thing which has occurred prior to the date this General Release is executed by Executive arising from or related to his employment with the Company, or the termination of that employment, including but not limited to: all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., § 12101 et seq., the Equal Pay Act of 1963, 29 U.S.C. § 206(d), the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Massachusetts Fair Employment Practices Act, M.G.L. c.151B, §1 etseq., and any and all other similar applicable federal and state statutes, all as amended; all claims arising out of Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1681 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 etseq., all as amended; all claims under the Massachusetts Civil Rights Act, M.G.L. c.12 §§11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c.93 §102 and M.G.L. c.214, §1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, §1 etseq., the Massachusetts Privacy Act, M.G.L. c.214, §1B and the Massachusetts Maternity Leave Act , M.G.L. c. 149, §105(d), all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options; and any claim or damage (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents Executive from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that Executive acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding), and provided further, however, that nothing herein is intended to be construed as releasing the Company from any obligation set forth in the Agreement or pursuant to any employee benefit plan. Executive further hereby irrevocably and unconditionally waives any and all rights to recover any relief and damages concerning the claims that are lawfully released in this Paragraph. Executive represents and warrants that he has not previously filed or joined in any such claims against the Company or any of its affiliates or subsidiaries, and that he has not given or sold any portion of any claims released herein to anyone else, and that he will indemnify and hold harmless the persons and entities released herein from all liabilities, claims, demands, costs, expenses and/or attorneys' fees incurred as a result of any such assignment or transfer.

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Executive acknowledges that this is a General Release, and he agrees and understands that he is specifically releasing all claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq, as amended by the Older Workers Benefit Protection Act. Executive acknowledges that he has read and understands the foregoing General Release and executes it voluntarily and without coercion. He further acknowledges that he is being advised herein in writing to consult with an attorney prior to executing this General Release, and that he has had more than 21 days within which to consider this General Release. Executive understands that he has seven days following his execution of this General Release to revoke it in writing, and that this General Release is not effective or enforceable until after this seven-day period. For such revocation to be effective, notice must be received by ________, at the principal office of the Company, no later than 11:59 p.m. on the seventh calendar day after the date on which Executive has signed this General Release. Executive expressly agrees that, in the event he revokes this General Release, the Company shall not be obligated to pay him any amounts the payment of which is expressly conditioned under the Agreement on the effectiveness of this General Release.

Notwithstanding any other provision of this General Release to the contrary or potentially interpretable to the contrary, it is expressly agreed and understood that Executive is not releasing hereunder (i) any rights or potential claims for indemnification as otherwise available to Executive as an officer, director, agent or in any other capacity, (ii) any rights or potential claims with respect to any event, matter, cause or thing which occurs after the date that Executive executes this General Release, including without limitation, any such rights or potential claims which arise after the date that Executive executes this General Release with respect to the Agreement or with respect to any other agreement to which the Company and Executive are parties, or (iii) any claims for payments or benefits under the Agreement or any employee benefit plan.

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